NEURO-HITECH, INC.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 16, 2006 (the “Execution Date”), by and among NEURO-HITECH, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A (individually, an “Investor” and collectively the “Investors”).

1. Authorization and Sale of Shares and Warrants.

1.1 Authorization of Shares and Warrants. The Company has authorized the issuance and sale, in accordance with the terms hereof, of (a) up to 1,814,634 shares (the “Shares”) of Common Stock, $0.001 per value (“Common Stock”) and (b) Warrants, substantially in the form attached hereto as Exhibit A (the “Warrants” and, together at times with the Shares, the “Securities”), for the purchase of an amount of up to 907,317 shares of Common Stock (the “Warrant Shares”).

1.2 Sale of Securities. Subject to the terms and conditions of this Agreement, at each Closing (as defined below), each Investor agrees, severally, and not jointly, to purchase, and the Company agrees to sell and issue to each such Investor at such Closing, (a) the number of Shares set forth opposite such Investor’s name on Schedule A hereto under the heading “Number of Shares Purchased” and (b) a Warrant exercisable for the number of Warrant Shares set forth opposite such Investor’s name on Schedule A hereto under the heading “Amount of Warrant Shares”, all for a purchase price (the “Purchase Price”) equal to the greater of $5.125 per share or a 20% discount to the average market price per share of the Common Stock for the 20 trading days preceding the Initial Closing (as hereinafter defined).

1.3 The Closing.

(a) The purchase and sale of the Securities hereunder shall take place at one or more closings (each a “Closing”). The initial closing (the “Initial Closing”), shall take place at the offices of Manatt, Phelps & Phillips, LLP, 7 Times Square, 23rd Floor, New York, NY 10016, concurrent with the closing of the Q-RNA Merger (as defined below), or at such other time as the Company and a majority in interest of the Investors participating in the Initial Closing (the “Initial Investors”) mutually agree upon orally or in writing (the “Closing Date”).

(b) Any Securities not issued and sold at the Initial Closing may be issued and sold, subject to the terms and conditions of this Agreement, at one or more subsequent Closings (each a “Subsequent Closing”), to one or more persons acceptable to the Company (the “Subsequent Investors”). Any such sale and issuance at a Subsequent Closing shall be on the same terms and conditions (including the Purchase Price that shall have been fixed at the Initial Closing). Upon execution and delivery of the relevant signature pages, the Subsequent Investors shall be become parties to, and bound by, this Agreement and the other Transaction Documents (as hereinafter defined), without the need for any amendment to any such Transaction Documents except to add such person’s or entity’s name to the appropriate exhibit or schedule to such agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company. Immediately after each Subsequent Closing, Schedule A hereto will be amended to list the Investors purchasing Securities hereunder and the amount of Securities issued to such Investor at such Subsequent Closing. The Company will furnish to each Investor copies of the amended Schedule A referred to in the preceding sentence.

(c)  At each Closing, the Company shall deliver to each Investor certificates representing the Shares and Warrant being purchased by such Investor at such Closing, against payment of the applicable Purchase Price therefor by check, wire transfer, cancellation or conversion of indebtedness, or any combination thereof.

1.4 Escrow.

(a) Following the date of this Agreement, the Company intends to establish an escrow arrangement with US Bank National Association or another banking institution reasonably acceptable to the Initial Investors (the “Escrow Agent”), which arrangement shall be in form and substance reasonably satisfactory to the Company and the Initial Investors and providing, among other things, for the release from escrow of the aggregate Purchase Price paid by the Initial Investors hereunder (a) to the Company, if the conditions set forth in Section 5 below shall have been satisfied or unanimously waived prior to the Termination Date (as hereinafter defined) or (b) to the Initial Investors, upon any other circumstance. Following the execution and delivery of this Agreement, the Company and the Initial Investors shall use reasonable commercial efforts to finalize such arrangement and, promptly thereafter (but prior to the Initial Closing), the Investors shall fund their respective investment amounts into such escrow.

(b) Following the Initial Closing, additional Investors may fund their respective investment amounts into such escrow, and the Purchase Price paid by each such additional Investor shall be released (a) to the Company, if the conditions set forth in Section 5 below shall have been satisfied or waived by such Investor to prior to the termination date with respect to such subscription or (b) to such Investor, upon any other circumstance.

2. Adjustments to Shares

2.1 Calculation. If, during the period beginning on the date of execution of this Agreement (the “Execution Date”) and ending immediately following the consummation by the Company of an Additional Financing (as defined below), the Company issues any Additional Stock (as defined below) without consideration or for a consideration per share less than the Adjusted Purchase Price (as defined below) in effect immediately prior to the issuance of such Additional Stock (each, a “Dilutive Issuance”), the Company shall issue to each Investor a number of additional shares of Common Stock (“Additional Investor Shares”) calculated as follows:

AS = (PP1*CS ÷ PP2)- CS

For purposes of the foregoing formula, the following definitions shall apply:

(i) "PP2" shall mean the Adjusted Purchase Price at which Additional Stock shall be sold in such Dilutive Issuance;

(ii) "PP1" shall mean the Adjusted Purchase Price in effect immediately prior to such Dilutive Issuance;

(iii) "CS" shall mean the number of Shares that had been issued and sold to such Investor pursuant to this Agreement at PP1 (without accounting for any Warrant Shares that may be issued or issuable at such time to such Investor); and

(iv) "AS" shall mean the number of Additional Investor Shares to be issued to such Investor pursuant to this Section 2.

No adjustment of the Adjusted Purchase Price will be made in an amount less than one tenth of one cent per share $0.001), provided that any adjustments that are not required to be made by reason of this sentence will be carried forward and shall be taken into account in any subsequent adjustment made pursuant to this Section 2. Except to the limited extent provided for in Section 2.4, no adjustment of the Adjusted Purchase Price pursuant to this Section 2.1 shall have the effect of increasing such Adjusted Purchase Price above the Adjusted Purchase Price in effect immediately prior to such adjustment.

2.2 Options, Warrants, Etc. The following provisions shall apply with respect to calculations of the number of Additional Investor Shares to be issued in the case of issuances by the Company (whether on or after the Execution Date) of warrants, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or warrants, options to purchase or rights to subscribe for such convertible or exchangeable securities:

(a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time), of such warrants, options to purchase or rights to subscribe for Common Stock will be deemed to have been issued at the time such warrants, options or rights were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such warrants, options or rights plus the minimum exercise price provided in such warrants, options or rights for the Common Stock covered thereby.

(b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time), for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

(c) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from antidilution protections, the Adjusted Purchase Price, to the extent in any way affected by or computed using such options, rights or securities, will be recomputed to reflect such change, but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

2.3 Definitions. As used herein, the following terms shall have the following meanings:

(a) “Additional Financing” means the issuance or sale by the Company (or, in accordance with this Section 2, the deemed issuance and sale by the Company) of shares of Common Stock, whether pursuant to this Agreement or otherwise, until the aggregate consideration paid (or, in accordance with this Section 2, deemed to be paid) to the Company, from and after the Initial Closing, shall exceed (x) $9,300,000 less (y) the aggregate Purchase Price paid by the Investors for the Securities hereunder at the Initial Closing.

(b) “Additional Stock” means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 2.2 above) by the Company after the Execution Date other than:

(i) shares of Common Stock issued pursuant to a transaction described in Section 2.4 below;

(ii) shares of Common Stock issued or issuable to employees, officers, directors and consultants of the Company directly or pursuant to the Company’s 2005 Incentive Stock Plan, the Company’s 2005 Non-Employee Directors Stock Option Plan, the Q-RNA, Inc. 2002 Stock Incentive Plan;

(iii) shares of Common Stock issuable to Dr. Donald F. Weaver pursuant to that certain Option Agreement dated as of July 18, 2005 between Q-RNA, Inc. and Dr. Weaver as adjusted pursuant to the Q-RNA Merger Agreement;

(iv) shares of Common Stock issued pursuant to the conversion, exchange or exercise of any convertible or exercisable securities outstanding as of the Execution Date;

(v) shares of Common Stock issued or issuable pursuant to the Q-RNA Merger (as defined below); or

(vi) shares of Common Stock issuable pursuant to Section 1.2(b) of the Company’s Registration Rights Agreement dated January 5, 2006 (the “Prior Registration Rights Agreement”).

(c) “Adjusted Purchase Price” means, initially, the Purchase Price, and thereafter as adjusted pursuant to the provisions of this Section 2.

2.4 Stock Splits, Combinations, Etc. In the event the Company should at any time or from time to time after the Execution Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Adjusted Purchase Price will be appropriately decreased to reflect the proportionate increase in the number of Shares deemed issued to the Investors pursuant to this Agreement, provided, however, that if such record date is fixed and such dividend is not paid or if such distribution is not fully made on the date fixed therefor, the Adjusted Purchase Price will be re-computed accordingly as of the close of business on such record date and thereafter each such Adjusted Purchase Price will be adjusted pursuant to this Section 2(d) to reflect the actual payment of such dividend or distribution. If the number of shares of Common Stock outstanding at any time after the Execution Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Adjusted Purchase Price will be appropriately increased to reflect the proportionate reduction in the number of Shares deemed issued the Investors pursuant to this Agreement.

2.5 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than the Q-RNA Merger or a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2), appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the holders of Shares after the recapitalization to the end that the provisions of this Section 2 (including adjustment of the applicable Adjusted Purchase Price then in effect) shall be applicable after that event as nearly equivalent as may be practicable.

2.6 Fractional Shares; Certificate as to Adjustments.

(a) No fractional shares will be issued upon any adjustment of the Adjusted Purchase Price, and the number of shares of Common Stock to be issued as a result thereof will be rounded to the nearest whole share.

(b) Upon the occurrence of each adjustment or readjustment of the Adjusted Purchase Price pursuant to this Section 2, the Company, at its expense, will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Investor a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

3. Representations and Warranties of the Company. Except as set forth on the Disclosure Letter delivered to the Investors (the “Disclosure Schedule”) or the Company Disclosure Package (as defined below), the Company hereby makes the representations and warranties set forth in this Section 2. The Disclosure Schedule shall be arranged in Sections and Subsections corresponding to the numbered Sections and Subsections contained in this Section 2. The disclosures in any Section of the Disclosure Schedule shall qualify (i) the corresponding Subsection in this Section 2, and (ii) other Subsections in this Section 2 to the extent it is reasonable from a reading of the disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Subsections. Unless the context otherwise requires, references in this Section 2 to the “Company” shall include all of the Company’s direct and indirect subsidiaries.

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted by the Company in its SEC Filings. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of New York and in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets, condition (financial or otherwise) or prospects of the Company (a “Company Material Adverse Effect”).

3.2 Subsidiaries. Except as set forth in the Company Disclosure Package, the Company does not presently own or control, directly or indirectly, any equity interest in any other corporation, association, or other business entity.

3.3 Power, Authorization and Validity.

(a) The Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, the Warrants and the registration rights agreement to be entered into with the Investors substantially in the form of Exhibit B annexed hereto (the “Registration Rights Agreement” and together with this Agreement and the Warrants, (collectively, the “Transaction Documents”), to issue and sell the Securities and to issue and sell the Warrant Shares issuable upon exercise of the Warrants. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of the Company thereunder and the authorization (or reservation for issuance), sale and issuance of the Securities and the Warrant Shares has been taken or will be taken prior to the Closing.

(b) This Agreement and the other Transaction Documents are, or when executed by the Company will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

(c) The Shares that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances imposed by or through the Company, preemptive or similar contractual rights, including rights of first refusal, in favor of the Company, and restrictions on transfer, other than restrictions on transfer under this Agreement, the other Transaction Documents and under applicable state and federal securities laws. The Warrant Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company’s certificate of incorporation as amended (the “Charter”), will be duly and validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances imposed by or through the Company, preemptive rights or similar contractual rights, including rights of first refusal, in favor of the Company, and restrictions on transfer, other than restrictions on transfer under this Agreement, the other Transaction Documents and under applicable state and federal securities laws.

3.4 No Violation of Existing Agreements. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have not and will not, (i) violate in any material respect any law or regulation to which the Company or any of its assets is subject; (ii) violate any provision of the Charter or Bylaws of the Company; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement or material instrument to which the Company is a party or by which any of the assets of the Company is bound; or (iv) result in the imposition of any material lien, charge or encumbrance upon any of the assets of the Company.

3.5 Disclosure.

(a) The Company has furnished the Investors with its annual report on Form 10-KSB for its fiscal year ended December 31, 2005, its quarterly report on Form 10-QSB for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and all other reports or documents required to be filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent quarterly report on Form 10-QSB (the “SEC Filings”). The SEC Filings were filed on a timely basis (or the Company has received a valid extension of such time of filing, and has filed any such SEC Filings prior to the expiration of any such extension). As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. circumstances under which they were made, not misleading.

(b) The SEC Filings, the exhibits and schedules thereto, this Agreement, the exhibits and schedules hereto, the Q-RNA Merger Agreement (as hereinafter defined) (including the exhibits and schedules thereto) and any certificates or documents to be delivered by the Company pursuant to this Agreement (collectively, the “Company Disclosure Package”), when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. Additionally, the financial statements contained in the Company Disclosure Package fairly and accurately, in all material respects, represent the financial condition of the Company at the respective dates specified therein and the results of operation for the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis.

3.6 Liabilities. The Company, to its knowledge, has no material contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in the SEC Filings or the Company Disclosure Package. The reserves for liabilities reflected on the latest balance sheet contained in the Company’s most recent quarterly report have been established in accordance with generally accepted accounting principles consistently applied in accordance with past practices.

3.7 Capitalization and Voting Rights.

(a) The authorized capital of the Company will consist of the following immediately prior to the Initial Closing (but after giving effect to the Q-RNA Merger)(as defined below):

(i) 44,999,900 shares of Common Stock, $0.001 par value per share, 11,241,506 shares of which are issued and outstanding,

(ii) 100 shares of Class A Common Stock, $0.001 par value per share, 100 shares of which are issued and outstanding, and

(iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding.

(b) All issued and outstanding shares of the Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) Other than (i) the 1,600,000 shares of Common Stock reserved or to be reserved pursuant to the Q-RNA Merger Agreement for issuance under the Company’s stock option plans, (ii) shares which may be issued pursuant to the Q-RNA Merger Documents and the Transaction Documents, (iii) other options and warrants described in the Company Disclosure Package and (iv) shares of Common Stock issuable pursuant to Section 1.2(b) of the Prior Registration Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Neither the offer, issuance or sale of any of the Securities, or the issuance of any of the Warrant Shares upon exercise of the Warrants, nor the consummation of any transaction contemplated hereby will result in a change in the exercise or conversion price or number of any securities of the Company outstanding pursuant to anti-dilution or other similar provisions binding upon the Company and contained in or affecting any such securities.

3.8 Third-Party Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other third party on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for such filings as are required pursuant to applicable federal and state securities laws and blue sky laws.

3.9 Offering. Subject to the truth and accuracy of each Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the qualification or registration requirements of applicable state blue sky laws. Neither the Company nor any authorized agent acting on its behalf has taken any action that would cause the loss of such exemptions. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or require stockholder approval under any applicable stockholder approval provisions of any exchange or trading market on which any of the securities of the Company are listed or designated.

3.10 Company Intellectual Property.

(a) The Company Disclosure Package sets forth true and correct lists of:

(i) all patents and patent applications;

(ii) all trademark registrations (including Internet domain name registrations) and pending trademark applications; and

(iii) all copyright registrations and pending copyright applications owned by the Company or that the Company has licensed and that is material to the business of the Company, as of the date of this Agreement (collectively, “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been canceled or abandoned.

(b) There is no pending or, to the knowledge of the Company, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registrability of any of the Company Registered Intellectual Property. Neither the Company, nor to the knowledge of the Company, any of its licensors, is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from proceedings, claims, actions or investigations (“Actions”) which permit third parties to use any of the Company Registered Intellectual Property.

(c) The Company owns, or has valid rights to use, all of the Intellectual Property used in the business of the Company as currently conducted and as presently proposed to be conducted by the Company in its SEC Filings.

(d) The owned Company Registered Intellectual Property does not unlawfully infringe and, to the knowledge of the Company no other Company Registered Intellectual Property unlawfully infringes, upon any Intellectual Property or other proprietary right owned by any third party.

(e) To the Company’s knowledge, no third party is misappropriating, infringing or violating any Intellectual Property owned by, or licensed to, the Company that is material to the business of the Company as currently conducted or as presently proposed to be conducted by the Company in its SEC Filings, and no Intellectual Property or other proprietary right misappropriation, infringement or violation Actions have been brought against any third party by the Company which remain unresolved.

(f) There is no pending or, to the knowledge of the Company, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action alleging that the activities or the conduct of the Company’s business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from any Action which (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company’s business in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Company.

(g) The Company requires each new relevant employee to execute a noncompetition, nonsolicitation, nondisclosure and developments agreement in the Company’s standard form. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential information or trade secrets of the Company related to any material proprietary product being marketed, sold, licensed or developed by the Company (each such product, “Proprietary Product”). All employees of the Company who have made material contributions to the development of any Proprietary Product have signed noncompetition, nonsolicitation, nondisclosure and developments agreements. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product have entered into a work-made-for-hire agreement or have otherwise assigned to the Company (or a third party that previously conducted any business currently conducted by the Company and that has assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company. Assignments of the patents, patent applications, copyrights and copyright applications of the Company to the Company have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as applicable.

(h) The Company is not in material violation of any agreement, contract or binding commitment (“Contract”) to which the Company is party or otherwise bound, nor will the consummation by the Company of the transactions contemplated hereby, resulting in any material violation, loss or impairment of ownership by the Company of, or the right of the Company to use, any Intellectual Property that is material to the business of the Company as currently conducted, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. The Company is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of the Company or any of the Company’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

(i) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing, but excluding any off-the-shelf software); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and computer programs (whether in source code, object code or other form) in each case used in or necessary for the conduct of the business of the party making such representation, as currently conducted and as planned to be conducted, whether such Intellectual Property is owned by such party or a third party.

3.11 Litigation. There is no Action pending or, to the Company’s knowledge, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that (i) prevents the Company from entering into this Agreement or the other Transaction Documents, or from consummating the transactions contemplated hereby and thereby, or (ii) if adversely determined, would reasonably be expected to have a Company Material Adverse Effect, and to the Company’s knowledge there is no basis for any of the foregoing. The Company is not party to or subject to the provisions of any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no Action or suit by the Company pending, threatened or contemplated against others except for such failures or non-compliances would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Compliance with Law. The Company has complied in all material respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, including without limitation all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes except for such failures or non-compliances would not reasonably be expected to have a Company Material Adverse Effect. The Company has all permits, licenses and other authorizations required to conduct its business as currently conducted, and the Company has been operating its business pursuant to and in compliance in all respects with the terms of all such permits, licenses and other authorizations except for such failures or non-compliances would not reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.13 Title to Properties. The Company has good and valid title to its owned properties and assets, including, without limitation, its Intellectual Property, and all such properties and assets are free and clear of all mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, (“Liens”) except for (a) liens for or current taxes not yet due and payable and (b) minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company including, without limitation, the ability of the Company to secure financing using such properties and assets as collateral (“Permitted Liens”).

3.14 Taxes. The Company has timely filed all tax returns, federal, state, county and local, if any, required to be filed by it, which returns are true and correct in all material respects, and the Company has paid all taxes or assessments, if any, shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. The Company has not been advised (i) that any of its returns, federal, foreign, state or other, have been or are being audited as of the date hereof; or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. No tax return of the Company has been audited by the Internal Revenue Services or any state taxing authority.

3.15 Other Agreements.

(a) Except as set forth on the Disclosure Schedule, as filed as exhibits to any of the Company’s SEC Reports or set forth in the Company Disclosure Package, there are no Contracts, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than those arising from agreements entered into in the ordinary course of business and not involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 individually or $100,000 in the aggregate), (ii) the transfer or license of any patent, copyright, trade secret, trademark, service mark, domain name or other proprietary right or intangible to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products), (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or otherwise affecting the Company’s ability to engage in a particular business or with a particular party, (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from and incidental to purchase or sale or license agreements entered into in the ordinary course of business, the terms of which have been disclosed to the Investors and their counsel), (v) distributor, dealer, manufacturer’s representative, service or sales agency agreements which are not terminable on less than 30 days’ notice without cost or other liability to the Company, (vi) agreements with respect to the transfer or pledge of any securities of the Company, or (vii) agreements providing for acceleration of any benefit, penalty or ability of the other party thereto to terminate its obligations pursuant thereto in the event of a change of control of the Company. Any agreement referred to in the foregoing clauses (i) - (vii) is hereunder referred to as a “Material Agreement.”

3.16 Dividends, Loans and Advances. Except as set forth in the Company Disclosure Package, since September 30, 2006, the Company (i) has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock; and (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person not in excess, individually or in the aggregate, of $50,000, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its rights or assets, other than in the ordinary course of business.

3.17 Brokers. Neither the Company nor any of its representatives has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.18 Transactions With Related Parties. There are no obligations of the Company to officers, directors, or employees of the Company other than (a) for payment of salary for services rendered and for bonus payments, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) for employee benefits made available to employees or groups of employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) and (d) obligations listed in the Company’s financial statements or disclosed in the Company Disclosure Package. Except as disclosed in the Company Disclosure Package, none of the officers, directors or key employees of the Company or any members of their immediate families, are indebted to the Company, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. Except as described above, no officer or director, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company and no agreements, understandings or proposed transactions are contemplated between the Company and any such person. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation other than guaranties of obligations of any of the Subsidiaries.

3.19 Changes. Since September 30, 2006, except as set forth on the Disclosure Schedule to this Agreement or as described in the Company Disclosure Package, there has not been:

(a) Any change in the assets, liabilities, financial condition, prospects or operations of the Company, other than changes, whether or not in the ordinary course of business, which individually or in the aggregate has not had or would not reasonably be expected to have a Material Adverse Effect (excluding (i) general market, economic or geopolitical conditions affecting the U.S. economy in general and (ii) any such effect resulting from consummation or announcement of the transactions contemplated by (x) this Agreement or the Transaction Documents, (y) the Q-RNA Merger Agreement or (z) the Company’s or its Subsidiaries’ performance of their respective obligations hereunder or thereunder, as the case may be;

(b) Any resignation or termination of any officer, key employee or groups of the Company.

(c) Any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;

(d) Any waiver by the Company of a material right or of a material debt owed to it;

(e) To the Company’s knowledge, any labor organization activity related to the Company;

(f) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(g) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than the nonexclusive license by the Company of any such patents, trademarks, copyrights, trade secrets or other intangible assets to customers, suppliers or contract manufacturers in the ordinary course of the Company’s business consistent with past practices;

(h) Any other event or condition of any character that, either individually or cumulatively, has or would reasonably be expected to have a Material Adverse Effect; or

(i) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (i) above.

3.20 Compliance with Other Instruments. The Company is not in violation or default of any term of its Charter or Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the issuance and sale of the Securities by the Company each pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.21 Insurance. The Company has insurance policies with coverage customary for companies similarly situated, including but not limited to directors and officers liability insurance. The Company has never been denied insurance coverage. The Company is current with respect to all premiums for its insurance policies.

3.22 Employees; ERISA.

(a) The Company is not bound by or subject to (and none of their assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives, or agents of the Company or its subsidiaries. There is no strike or other labor dispute involving the Company or any of its subsidiaries pending, or, to the knowledge of the Company, threatened, which could reasonably be expected to have a Company Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. To the Company’s knowledge, no employee of the Company is in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company in its SEC Filings.

(b) Except as disclosed in the Company Disclosure Package, the Company and its subsidiaries are not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. Neither the Company nor its subsidiaries have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

3.23 Environmental and Safety Laws.

(a) During the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities.

(b) To the knowledge of the Company, none of the properties or facilities of The Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene, occupational health and safety, or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, neither the Company, nor, to the Company’s knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

(c) During the time that the Company has owned or leased their respective properties and facilities, there has been no litigation brought or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

(d) For the purposes of this Agreement, the terms “disposal” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

3.24 Registration Rights, Voting Rights, Etc. Except as disclosed in the Company Disclosure Package, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. Except as disclosed in the Company Disclosure Package, to the Company’s knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company. The Company has not adopted a shareholder rights plan or similar agreement relating to accumulations of beneficial ownership or change of control of the Company.

3.25 Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, or the rules promulgated thereunder.

3.26 Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4. Representations; and Warranties of the Investors and Restrictions on Transfer.

4.1 Representations and Warranties of the Investors.

Each Investor, severally and not jointly, hereby represents, warrants and covenants that:

(a) Authorization. Such Investor has full power and authority to enter into this Agreement and the other Transaction Documents, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained herein or in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

(b) Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that its Securities will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution in violation of law of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

(c) Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase its Securities. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investors to rely thereon.

(d) Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Securities.

(e) Accredited Investor. Such Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D promulgated under the Act, as presently in effect.

(f) Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the Securities (or the Warrant Shares issuable on exercise of the Warrants) or an available exemption from registration under the Act, the Securities (and any Common Stock issued on exercise thereof) must be held indefinitely. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available and the Company has no present plans to make such information available.

(g) Tax Advisors. Such Investor has reviewed with such Investor’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each such Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents as to such Investor’s tax liability and understands that each such Investor (and not the Company) shall be responsible for such Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(h) Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on Schedule A hereto.

4.2 Further Limitations on Disposition.

Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until (1) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4.2; and (2):

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

(c) Notwithstanding the foregoing, the provisions of subsections (a) and (b) shall not apply to a transfer by an Investor (i) that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; (ii) that is a limited partnership to any member or retired member of such limited partnership; (iii) that is a limited liability company to any member or retired member of such limited liability company; (iv) to an “affiliate” of such Investor as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission under the Act; (v) to any person or entity to the limited extent necessary for an Investor to satisfy applicable regulatory requirements; or (vi) who is an individual to a family member, family limited partnership, family limited liability company or trust for the benefit of such individual Investor, provided, that in each case set forth in (i) through (vi) above the transferee agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were an original Investor hereunder.

5. Conditions of Investor’s Obligations at each Closing.

The obligations of each Investor to purchase the Securities hereunder at a Closing are subject to the fulfillment on or before such Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

5.1 Representations and Warranties.

The representations and warranties of the Company contained in Section 3 shall be true in all material respects on and as of such Closing (except for those representations and warranties already subject to materiality qualifiers, which shall be true and correct on all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2 Performance.

The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

5.3 Qualifications.

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities to be sold at such Closing pursuant to this Agreement shall be duly obtained and effective as of such Closing.

5.4 Opinion of Counsel

As a condition to the Initial Closing, the Initial Investors shall have received an opinion of Arent Fox PLLC, counsel to the Company, dated as of the Initial Closing and addressed to the Initial Investors, in form and substance reasonably satisfactory to the Investors.

5.5 Q-RNA Merger

The transactions contemplated by the Agreement and Plan of Merger dated as of November 16, 2006 (the “Q-RNA Merger Agreement”), by and among the Company, QA Acquisition Corp., QA Merger LLC, Q-RNA, Inc. (“Q-RNA”), and Dr. David Dantzker, as the Representative named therein, shall have been consummated, and the Certificates of Merger (as such term is defined in the Q-RNA Merger Agreement) shall have been filed with the Delaware Secretary of State.

5.6 Repayment of Certain Notes

All outstanding obligations under the Senior Convertible Promissory Note and Loan Agreements dated as of June 30, 2006, as amended to date, originally issued by Q-RNA, shall have been repaid and cancelled.

5.7 Deliveries.

The Company shall have duly executed and delivered to the Investors the following documents:

(a) this Agreement;

(b) the Registration Rights Agreement;

(c) the certificates representing the Shares;

(d) the Warrants;

(e) with respect to the Initial Closing only, a good standing certificate from the State of Delaware, dated within ten (10) days of the Initial Closing;

(f) with respect to the Initial Closing only, a certificate of existence from the State of New York, dated within ten (10) days of the Initial Closing;

(g) with respect to the Initial Closing only, a certificate signed by the President of the Company, dated the date of such Closing, stating that the conditions set forth in 5.1 through 5.3 are satisfied;

(h) with respect to the Initial Closing only, a certificate of the Company’s Secretary, dated the date of such Closing, to the effect that (i) attached thereto is a true and complete copy of the Certificate and Bylaws in effect on the date thereof, (ii) the Certificate and Bylaws are sufficient in form and substance to permit the transactions contemplated by this Agreement and the Transaction Documents, and (iii) attached thereto are certified copies of the resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the issuance and sale of the Securities;

(i) copies of all third party and governmental consents, waivers, approvals and filings required in connection with the consummation of the transactions hereunder, except with respect to securities compliance filings required or permitted to be made by the Company after such Closing, which the Company shall make on a timely basis; and

(j) all corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all original or certified copies of such other documents relating to this transaction as the Investors shall reasonably request.

6. Covenants of the Company.

6.1 Stop-Orders. The Company will advise the Investors, promptly after it receives notice of issuance by the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

6.2 Market Regulations. The Company shall notify the SEC and, if required under state securities laws, all applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Investors and promptly provide following effectiveness thereof copies thereof to the Investors.

6.3 Reporting Requirements. The Company will file with the SEC all reports required to be filed pursuant to the Exchange Act on a timely basis, taking into account any and all extensions granted or permitted by the SEC, and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination (other than as a result of the acquisition of the Company). Without limiting the generality of the foregoing, on or before November 22, 2006, the Company shall file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and by the Q-RNA Merger Agreement, and shall attach thereto as exhibits all documents required to be filed therewith.

6.4 Use of Proceeds. The Company agrees that it will use the proceeds of the sale of the Securities for general corporate purposes only, and not to redeem any shares of its Common Stock or other Securities.

6.5 Access to Facilities. The Company will permit any representatives designated by the Investors (or any successor of the Investor), upon reasonable prior written notice and during normal business hours, at such person’s expense and accompanied by a representative of the Company, to (a) visit and inspect any of the properties of the Company, (b) examine the corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of the Company with the officers of the Company. Notwithstanding the foregoing, the Company will not provide any material, non-public information to any Investor unless such Investor signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

6.6 Reservation of Shares. The Company shall take all such corporate action as may be required to assure that the Company shall at the appropriate times have authorized and reserved, free from preemptive or other similar rights, a sufficient number of shares of its Common Stock to provide for the exercise of the Warrants. The Company will obtain any authorization, consent, approval or other action by or make any filing with any governmental agency that may be required under applicable federal or state securities laws in connection with the issuance of the Warrant Shares upon exercise of the Warrants.

6.7 Reissuance of Securities. The Company agrees to reissue certificates representing the Securities and the Warrant Shares without the legends set forth in Section 4.3 above at such time as (a) the holder thereof is permitted to dispose of such Securities or Warrant Shares, as the case may be, pursuant to Rule 144(k) under the Securities Act, or (b) upon resale subject to an effective registration statement after such Securities or Warrant Shares, as the case may be, are registered under the Securities Act. The Company agrees to cooperate with the Investors in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the selling Investor and broker, if any.

As long as any Investor owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Securities under Rule 144.

6.8 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any exchange or trading market on which any of the securities of the Company may be listed or designated, such that it would require shareholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

6.9 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Investor is an “Acquiring Person” under any control share acquisition, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Investors.

6.10 Subsequent Equity Sales. During the period beginning on the Execution Date until the Company shall have consummated in full the Additional Financing, if the Company shall issue and sell to any party, or agree to issue and sell to any party, any shares of Common Stock, or securities that are, directly or indirectly, convertible into or exercisable or exchangeable for Common Stock (other than shares of Common Stock issued or issuable to employees, officers, directors and consultants of the Company directly or pursuant to stock options as compensatory arrangements), on terms that are more favorable than those offered to the Investors under this Agreement or any of the other Transaction Documents (including without limitation voting and board designation rights; registration rights; rights of first offer on subsequent issuances; preferences on liquidation, redemption or dividends; covenant protections; and protections against dilutive issuances) (collectively, “Superior Terms”), or alter, amend or modify, by reclassification or otherwise, any currently outstanding securities or contractual arrangements relating thereto in any manner that shall result in such outstanding securities having Superior Terms, then forthwith such Superior Terms shall be deemed applicable to the transactions contemplated hereby, and the Company will cooperate and take all such action as may be necessary to effectuate the foregoing provisions of this Section 6.10.

6.11 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Investor. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Investors at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Investor.

7. Indemnification. Subject to the provisions of this Section 7, in addition to all of the Company’s other obligations under the Transaction Documents, the Company will indemnify, protect and hold the Investors and their directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, actions, causes of action, suits, penalties, fees, costs and expenses, (irrespective of whether any such Investor Party is a party to the action for which indemnification hereunder is sought), including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, the “Indemnified Liabilities”) that any such Investor Party may suffer or incur as a result of, arising out or, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby (unless, and only to the extent that, such action is based upon a breach of representations, warranties or covenants under the Q-RNA Merger Agreement), (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Investor Party by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Investor or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents (unless, and only to the extent that, such action is based solely upon a breach of such Investor’s representations, warranties or covenants under the Transaction Documents or any conduct by such Investor which constitutes fraud, gross negligence or willful misconduct).  If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Investor.  Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the Company has failed after a reasonable period of time to assume such defense and to employ counsel reasonably acceptable to such Investor, or (ii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel shall be at the expense of the Indemnifying Party).  The Company will not be liable to any Investor Party under this Agreement for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed. The Company shall not, without the prior written consent of the applicable Investor Party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the applicable Investor Party of a release from all liability in respect to such claim or litigation.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Investor Party under this Section 7, except to the extent that the Company is prejudiced in its ability to defend such action.

8. Termination.

8.1 This Agreement may be terminated at any time prior to the Initial Closing by the mutual written consent of each of the parties hereto.

8.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Initial Closing have not been satisfied or waived on or before December 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Section 5 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

8.3 Either the Investors or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Q-RNA Merger or the transactions contemplated by this Agreement.

8.4 Upon any such termination, the Company shall promptly instruct the Escrow Agent to release to the Investors any amounts held pursuant to the escrow arrangement described in Section 1.4 above.

9. Miscellaneous.

9.1 Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants of the Company and the Investors contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

9.2 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement may not be assigned by any Investor without the prior written consent of the Company, other than to one or more affiliates or beneficial owners or another Investor. The Company may not assign its rights or obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.4 Captions and Headings.

The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices.

Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be deemed to have been duly given: (a) when hand delivered to the other party; (b) when sent by confirmed facsimile if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail, postage prepaid; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed. All communications shall be sent, if to the Company, then to the address (or facsimile number, as the case may be) as set forth on the signature page hereof, with a copy to Jeffrey E. Jordan, Esq., Arent Fox PLLC, 1050 Connecticut Avenue, N.W., Washington, DC 20036, facsimile number: (202) 857-6395, or, if to an Investor, at such Investor’s address (or facsimile number, as the case may be) set forth on Schedule A hereto, with a copy to Jay S. Rand, Esq., Manatt, Phelps & Phillips, LLP, Seven Times Square, New York, NY 10036, facsimile number (212) 536-1837; or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

9.6 Finder’s Fee.

Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.7 Expenses.

The Company shall pay the reasonable fees of Manatt, Phelps & Phillips, LLP, counsel to the Investors, in connection with the negotiation and documentation of the transactions contemplated hereby, not to exceed $65,000, and will pay all costs and expenses incurred by the Investors with respect to any modification, amendment or waiver of the terms of with this Agreement or the other Transaction Documents. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the other Transaction Documents or the Charter, the prevailing party will be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.8 Amendments and Waivers.

(a) Any term of this Agreement or the Warrants may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding a majority of the Shares purchased hereunder (which majority must include a majority in interest of the Initial Investors), provided that any party purchasing Securities at a Subsequent Closing may become a party to this Agreement in accordance with Section 1.3(b) without any amendment pursuant to this paragraph or any consent or approval of any other Investor. Notwithstanding the foregoing sentence, the consent of each affected Investor shall be necessary to do the following:

(i) amend or modify this Section 9.8; or

(ii) make any change in the Transaction Documents that modifies or amends any provision of any Warrant relating to the number or type of Warrant Shares for which such Warrant is exercisable, or the exercise price of such Warrant.

(b) Any amendment or waiver effected in accordance with this paragraph will be binding upon each holder of any Securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such Securities, and the Company.

9.9 Enforceability; Severability.

If one or more provisions of this Agreement are held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

9.10 Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Each of the Company and the Investors hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

9.11 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

9.12 Aggregation of Stock.

All Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.13 Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

9.14 Delays or Omissions.

No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

9.15 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, members, managers or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

NEURO-HITECH, INC.

By:	/s/ David Barrett
David Barrett, Chief Financial Officer

Address:
Neuro-Hitech, Inc. One Penn Plaza, Suite 1503 New York, NY 10119
Facsimile: __________________________

INVESTORS:

WHEATLEY MEDTECH PARTNERS, LP

By: /s/ David R. Dantzker
Name: David R. Dantzker, MD
Title: VP
Address:

Facsimile:

DURAND VENTURES

By: /s/ Douglas N. Durand
Name: Douglas N. Durand
Title: Managing Director
Address:

Facsimile:

SIGNATURE PAGE TO THE SECURITIES PURCHASE AGREEMENT

WHEATLEY NEW YORK PARTNERS, LP

By: WHEATLEY NY PARTNERS, LLC, ITS GENERAL PARTNER
By: /s/ David R. Dantzker
Name: David R. Dantzker, MD
Title: VP
Address:

Facsimile:

Heller Capital Investments, LLC

By: /s/ Ronald I. Heller
Name: Ronald I. Heller
Title: CIO
Address:

CGM as C/F Ronald I. Heller (IRA)

By: /s/ Ronald I. Heller
Name: Ronald I. Heller
Address:

CGM as C/F David S. Nagelberg (IRA)

By: /s/ David S. Nagelberg
Name: David S. Nagelberg
Address:

SIGNATURE PAGE TO THE SECURITIES PURCHASE AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

SCHEDULE A

SCHEDULE B

-i-

EXHIBIT A

FORM OF WARRANT

-ii-

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

-iii-